UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 22, 2012

ORRSTOWN FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34292	23-2530374
(State or other jurisdiction of incorporation)	(SEC File Number)	(IRS Employer Identification No.)

77 East King Street, P.O. Box 250, Shippensburg, Pennsylvania	17257
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(717) 532-6114

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ORRSTOWN FINANCIAL SERVICES, INC.

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On March 22, 2010, the Boards of Directors of Orrstown Financial Services, Inc. (the “Company”) and Orrstown Bank (the “Bank”) entered into a Written Agreement (the “Agreement”) with the Federal Reserve Bank of Philadelphia (the “Reserve Bank”).  Pursuant to the Agreement, the Company and the Bank agreed to, among other things, (i) adopt and implement a plan, acceptable to the Reserve Bank, to strengthen oversight of management and operations; (ii) adopt and implement a plan, acceptable to the Reserve Bank, to reduce the Bank’s interest in criticized or classified assets; (iii) adopt a plan, acceptable to the Reserve Bank, to strengthen the Bank’s credit risk management practices; (iii) adopt and implement a program, acceptable to the Reserve Bank, for the maintenance of an adequate allowance for loan and lease losses; (iv) adopt and implement a written plan, acceptable to the Reserve Bank, to maintain sufficient capital on a consolidated basis for the Company and on a stand-alone basis for the Bank; and (v) revise the Bank’s loan underwriting and credit administration policies. The Bank and the Company also agreed not to declare or pay any dividend without prior approval from the Reserve Bank, and the Company agreed not to incur or increase debt or to redeem any outstanding shares without prior Reserve Bank approval.

The Agreement will continue until terminated by the Reserve Bank.  The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 hereto, and incorporated herein by this reference.

Additionally, on March 22, 2010, the Board of Directors of the Bank entered into a Consent Order (the “Order”) with the Commonwealth of Pennsylvania, Department of Banking, Bureau of Commercial Institutions (the “Department of Banking”).  Pursuant to the Order, the Bank has agreed to, among other things, subject to review and approval by the Department of Banking, (i) adopt and implement a plan to strengthen oversight of management and operations; (ii) adopt and implement a plan to plan  to reduce the Bank’s interest in criticized or classified assets; (iii) adopt and implement a program for the maintenance of an adequate allowance for loan and lease losses; (iv) and adopt and implement a capital plan which include specific benchmark capital ratios to be met at each quarter end; and (v) adopt a plan to strengthen the Bank’s credit  risk management practices.   The Bank also agreed not to declare or pay any dividend without prior approval of the Department of Banking.

The Order will continue until terminated by the Department of Banking.  The foregoing summary of the Order is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.2 hereto, and incorporated herein by this reference.

Additional regulatory restrictions require prior approval before appointing or changing the responsibilities of directors and senior executive officers, entering into any employment agreement or other agreement or plan providing for the payment of a “golden parachute payment” or the making of any golden parachute payment.  Also, the Bank’s FDIC assessment will increase.

Thomas R. Quinn, Jr., President and Chief Executive Officer, stated “our Board of Directors and management have already taken, and are continuing to take, all steps necessary to ensure we have strong and fully compliant plans, policies and programs that address the items contained in these agreements.  We understand that the environment and the economy are mandating enhancements to prior industry norms.   These agreements are not related to any new findings by our regulators and we believe we have already initiated actions and made substantial progress with many of their provisions. We are fully committed to maintaining our well capitalized status, continuing our close working relationship with the Reserve Bank and the Department of Banking, and serving our local community.”

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

10.1           Agreement by and between Orrstown Financial Services, Inc., Orrstown Bank and the Federal Reserve Bank of Philadelphia dated March 22, 2012.

10.2           Consent Order by and between Orrstown Bank and the Commonwealth of Pennsylvania, Department of Banking, Bureau of Commercial Institutions, dated March 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORRSTOWN FINANCIAL SERVICES, INC.
Date: March 22, 2012	By:	/s/ Thomas R. Quinn, Jr.
Thomas R. Quinn, Jr. President and Chief Executive Officer (Duly Authorized Representative)